Exhibit 10.1

NextGen Healthcare, Inc. FY 2021 Director Compensation Plan

	Tier 0 Employee Director	Tier 1 Non-Employee Director (Base)	Tier 2 Nominating & Governance Committee Chairperson (Additional)	Tier 3 Compensation Committee Chairperson (Additional)	Tier 4 Audit Committee Chairperson (Additional)	Tier 5 Board Vice Chairperson (Additional)	Tier 6 Board Chairperson and Chairperson Emeritus (Additional)
Annual Cash Retainer Compensation	$0	$90,000	$12,000	$15,000	$20,000	$35,000	$40,000
Value of Restricted Stock	$0	$165,000	--	--	--	$40,000	$40,000

FY 2021 Director Compensation Plan Terms:

1.	Meeting attendance is expected to be at or near a 100% level.
2.

In addition to annual cash retainer compensation, each non-employee director is to be paid a $2,000 cash fee each Nominating & Governance Committee, Compensation Committee and Audit Committee meeting attended.

3.

Pay Tiers:  Tier 0 is for directors who are full-time employees of the Company. Tier 1 is the base compensation for non-employee directors. Tier 2 is additional compensation for the Nominating and Governance Committee Chairperson. Tier 3 is additional compensation for the Compensation Committee Chairperson. Tier 4 is additional compensation for the Audit Committee Chairperson. Tier 5 is additional compensation for the Board Vice Chairperson. Tier 6 is additional compensation for the Board Chairperson and Chairman Emeritus.

4.

In addition to the Company’s standing committees (i.e., Nominating and Governance, Compensation, and Audit) that meet on a regularly scheduled basis, the Company has a Special Transaction Committee that meets only as needed.  Special Transaction Committee members receive no additional annual cash retainer compensation. The Special Transaction Committee chairperson receives a $5,000 cash fee per meeting attended, and other members receive a $3,000 cash fee per meeting attended.

5.

Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the effective date of the director’s election, re-election, or appointment to the Board and equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the effective date of the director’s election, re-election, or appointment to the Board. Grants to new directors appointed other than at the Company’s annual shareholder meeting will have value prorated based on the lesser of (a) time until the next annual shareholder meeting, or (b) time until the anniversary of the preceding annual shareholder meeting.  The Restricted Stock will be issued according to the standard form of the Company’s approved stock agreement and pursuant to the Company’s then-current equity incentive plan and will carry a restriction requiring that the Restricted Stock vest on the date that is the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Prorated grants made to directors appointed other than at the Company’s annual shareholder meeting will vest upon the sooner to occur of (a) the next annual shareholder meeting, or (b) the anniversary of the prior annual shareholder meeting.  Vesting of the Restricted Stock will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company.

6.

Directors are subject to a stock ownership guideline to hold shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, vested or unvested deferred shares, and shares owned by immediate family members or trusts) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors are expected to satisfy this ownership guideline within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan or within five years of any increase to the annual director cash retainer amount. New directors are expected to satisfy this ownership guideline by the fifth annual shareholder meeting after they join the Board.  Compliance with the stock ownership guideline shall be measured annually on a date determined in the Board’s discretion.  Noncompliance with the guideline within a specified period will not result in sanctions; however, in such cases, a director is expected to hold all after-tax profit shares after the vesting of equity awards until the director has achieved compliance (i.e., share sales by a director who is not in compliance with the guidelines at the end of a compliance period shall be limited to sales necessary for tax purposes).

7.	Base compensation shall be paid quarterly.